Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2021, (May 17, 2021, as to the effects of the restatement described in Note 2) relating to the financial statements of Desktop Metal, Inc., appearing in the Annual Report on Form 10-K/A of Desktop Metal, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 17, 2021